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Zoo Entertainment Reports Second Quarter 2011 Results

Cincinnati, OH – August 22, 2011 – Zoo Entertainment, Inc. (NASDAQ CM:ZOOG), a developer, publisher and distributor of interactive entertainment for Internet-connected consoles, handheld gaming devices, PCs, and mobile devices, today announced its financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 Operational Highlights

•	Released Kona’s Crate (Android and iOS) via indiePub Mobile

•	indiePub slated Fractal (iPad) and Totem Destroyer (PC) for release in Q3 2011, which were launched as scheduled

•	Teamed with renowned independent game developer, Jason Rohrer, to sell ‘Diamond Trust of London’ to Rohrer’s devoted fan base

•	Partnered with the rock band, Hawthorne Heights, to develop exclusive content for the upcoming action-packed, arcade racing title, Fireburst

•	Established a new financing partner and terminated previous financing facilities

Second Quarter 2011 Financial Results
Revenues for the second quarter 2011 decreased 63% to $3.7 million from $9.8 million in the second quarter 2010. The decrease was due to the continued industry decline in the console market, coupled with the company’s transition away from the retail console business to a new business model based on direct digital distribution.

Gross margin was negative 67% of revenue in the second quarter of 2011, compared to a positive 19% of revenue in the same period in 2010. Sales in the second quarter of 2011 were primarily catalogue product sold slightly above the current value of the inventory, therefore generating minimal gross profit. The gross margin was further adversely impacted by the acceleration of $1.2 million of product development amortization, $272,000 of additional product development costs, $200,000 of additional royalty expense as a result of changes in estimated unit sales for certain products, as well as an additional $683,000 inventory reserve recorded.

General and administrative expenses were $2.7 million in the second quarter of 2011, as compared to $1.2 million in the same period in 2010. General and administrative expenses in the second quarter of 2011 included non-cash stock-based compensation charges of $647,000, compared to $117,000 in the same period in 2010. The increase in general and administrative expenses in the second quarter 2011 was also due to $465,000 of expenses related to the early retirement and commitment fees paid to terminate certain financing facilities. The second quarter 2011 increase was also due in part to certain employees whose function’s classification shifted from selling and marketing to general and administrative expenses, as well as increased total headcount over the same period in 2010. The indiePub and digital initiative costs included in general and administrative expenses in the second quarter of 2011 were approximately $192,000.

Selling and marketing expenses were $715,000 in the second quarter of 2011, as compared to $1.2 million in the second quarter of 2010. The reduction was the result of certain lower variable costs due to the lower sales volume in 2011 as compared to 2010, as well as certain employees whose function’s classification shifted from selling and marketing expense to the general and administrative expenses in the second quarter of 2011.

Loss from operations was $9.9 million in the second quarter of 2011, as compared to loss from operations of $1.0 million in the same period in 2010. The loss in the second quarter of 2011 included approximately $7.0 million in significant charges related to the retail boxed products, including:

•	$0.7 million of inventory reserves and write-downs

•	$1.5 million accelerated amortization of product development (including $0.3 million of additional product development costs for two products not yet released)

•	$1.8 million for discontinued product development (charged to research and development expenses)

•	$1.7 million impairment of intangible assets

•	$0.5 million charges for restructuring financing facilities

•	$0.5 million stock-based compensation for the modification of certain stock option grants

No impairment of intangible assets or research and development expenses occurred in the second quarter of 2010. The research and development expenses in the second quarter of 2011 were related to the write-off of the development of games that were abandoned during the period, including two 3DS titles.

Net loss was $10.1 million or $(1.54) per basic and diluted share, in the second quarter of 2011, as compared to net loss of $965,000 or $(0.22) per basic and diluted share in the same period in 2010.

Adjusted EBITDA was a loss of $7.1 million in the second quarter of 2011, as compared to adjusted EBITDA loss of $402,000 in the second quarter 2010 (see below definition and important discussion of this non-GAAP financial measure and reconciliation to the nearest GAAP measure).

At June 30, 2011, the company’s net working capital position was a negative $6.2 million, as compared to positive $763,000 at March 31, 2011. At June 30, 2011, the amount outstanding on the company’s working capital facilities was $1.6 million.

Events Subsequent to Q2 2011

•	Raised $1.6 million in net proceeds from private placement financing with insiders and an institutional investor

•	Reached settlements with various vendors reducing current liabilities by approximately $3.0 million

•	Entered into a distribution agreement to distribute all legacy console assets

•	Continued to reduce headcount resulting in annual payroll savings of more than $2.0 million from the beginning of 2011

Management Commentary
“The second quarter was largely in line with our expectations, and continued to reflect a challenging console environment as well as our transition to a digital products and distribution model,” said Mark Seremet, CEO of Zoo Entertainment. “The majority of our revenues in the quarter were still derived from boxed games on the Nintendo Wii and DS console platforms, as we worked to wrap up this line of business and roll out our digital offerings.

“In Q2, indiePub launched its first iOS and Android title, Kona’s Crate, which garnered tremendous reviews and strong game plays. In fact, Kona’s Crate has received more than 150,000 downloads and 30 million level plays since its launch in June. Post quarter, we released as planned the Mac and PC versions of Kona’s Crate, as well as ‘Fractal: Make Blooms Not War’ for iPad and ‘Totem Destroyer Deluxe’ for PC. We believe the exceptional consumer and professional game reviews, along with their addictive game play, demonstrates the high quality of content we can pull from indiePub.

“Also subsequent to the end of the quarter, we signed a distribution agreement to monetize our legacy console assets and free us almost entirely from the declining retail console business. We expect that this transaction, along with the recent financing and settlement of certain accounts payables and expenses, allows us to apply new capital and our existing human resources toward taking advantage of the faster growing digital segment of the marketplace and optimize our cost structure.

“Certainly the road has been rough over the past few months as we’ve worked through this transition, but we remain very optimistic about our future and are ready to fully expand our new digital business. This includes rolling out the remainder of the titles we have planned for release before the end of the year and the launch of our indiePub shop in November. The new indiePub shop will make it possible for anyone to offer digital games for sale, and will include social media tools for players to engage others and drive sales.

“On indiePub, we plan to launch a host of titles across XBLA, PSN, iOS, Android, PC and Mac. These titles include Capsized, our first true ‘freemium’ game for iOS and Android, and we have another planned for launch at the beginning of 2012. We believe a digital model that includes these multiple revenue streams puts us on a solid path towards revenue growth and profitability, and will help us build long-term shareholder value as one of the leading players in this evolving world of digital entertainment. Our transition away from the retail boxed business has been challenging and taken time, but with most of this behind us and many positive milestones ahead, we have high expectations for the future."

Conference Call
The company will host a conference call to discuss its second quarter 2011 financial results today, Monday, August 22, 2011, at 4:30 p.m. Eastern time.

Zoo Entertainment’s CEO, Mark Seremet, and CFO, David Fremed, will host the presentation, followed by a question and answer period.

Date: Monday, August 22, 2011
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-In Number: 1-877-941-2068
International: 1-480-629-9712
Conference ID#: 4466683

The presentation will be webcast live and available for replay here and on the company's website at www.zoogamesinc.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time today and until September 22, 2011:

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pin number: 4466683

About Zoo Entertainment
Zoo Entertainment (NASDAQ: ZOOG) is a developer, publisher and electronic distributor of interactive entertainment for Internet-connected consoles, handheld gaming devices, PCs, and mobile devices.

Zoo Entertainment's innovative content creation site, indiePub (www.indiepub.com), was designed to capitalize on opportunities in the emerging and high growth digital entertainment space. The site fosters the independent gaming community by playing host to independent game developers and players and providing developers with the resources they need to collaborate and create great games. A destination site for gaming enthusiasts and consumers, indiePub takes an active role in helping independent developers create innovative entertainment software. For more information, visit www.zoogamesinc.com.

Non-GAAP Financial Measures
In this press release, our financial results are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures which are not an alternative to GAAP and may be different from non-GAAP financial measures used by other companies. As is common in the industry, the company uses EBITDA and Adjusted EBITDA as measures of performance to demonstrate earnings exclusive of interest and non-cash events. The company defines Adjusted EBITDA as net income (loss) before interest expense; income tax expense; depreciation, amortization; non-cash stock-based compensation; and impairment of intangible assets. The company in its management of its business affairs and analysis of its monthly, quarterly and annual performance makes decisions based on cash flows. The company, in managing its current and future affairs, cannot affect the amortization of intangible assets to any material degree, and therefore uses EBITDA and Adjusted EBITDA as its primary management guide. Investors are cautioned that EBITDA and Adjusted EBITDA are not a measure of liquidity or of financial performance under Generally Accepted Accounting Principles in the United States (GAAP). The Adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. EBITDA and Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income, net loss or cash flows as determined under GAAP. We believe the most directly comparable GAAP financial measure to Adjusted EBITDA is net income (loss) and, consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Unaudited Reconciliations of GAAP to Non-GAAP Measures” following the “Unaudited Condensed Consolidated Statements of Operations” included in this press release.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Zoo Entertainment, Inc. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Zoo Entertainment, Inc.’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general economic conditions; geopolitical events and regulatory changes; the company’s financial performance and competitive position, the company’s expectation regarding its potential growth, requirements or changes adversely affecting the businesses in which the company is engaged; demand for the products and services that the company provides; the company’s ability to timely implement its business strategy; the company’s ability to take advantage of the digital segment and expand its digital business; the company’s expectation that the digital segment will continue to grow; the company’s expectations with respect to the size of the market; the company’s ability to optimize its cost structure; the company’s ability to increase its revenues and become profitable; the company’s expectation with respect to the indiePub shop; the company’s ability to launch new products and the market acceptance of new and existing products, as well as other relevant risks detailed in the company’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Zoo Entertainment, Inc. assumes no obligation to update the information contained in this press release.

Company Contact
Kate Stump, Controller
Zoo Entertainment, Inc.
Tel 513-824-8297
kstump@zoogamesinc.com

Investor Relations Contact
Scott Liolios or Matt Glover
Liolios Group, Inc.
Tel 949-574-3860
info@liolios.com

ZOO ENTERTAINMENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	JUNE 30,	DECEMBER 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash	$35	$379
Accounts receivable and due from factor, net of allowances of
$1,045 and $8,131 at June 30, 2011 and December 31, 2010, respectively	1,583	13,736
Inventory, net	2,644	7,368
Prepaid expenses and other current assets	386	820
Product development costs, net	2,574	5,319
Deferred tax assets	48	153
Total current assets	7,270	27,775

Fixed assets, net	262	264
Intangible assets, net	1,313	3,900
Other non-current assets	6	9
Total assets	$8,851	$31,948

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$5,404	$4,806
Financing arrangements	1,615	9,606
Accrued expenses and other current liabilities	5,987	7,457
Notes payable, current portion	493	160
Total current liabilities	13,499	22,029

Notes payable, non-current portion	500	60
Deferred tax liabilities	48	153
Total liabilities	14,047	22,242

Commitments and Contingencies

Stockholders’ (Deficit) Equity:
Common stock, $.001 par value, 3,500,000,000 shares authorized:
6,812,279 shares issued and 6,799, 276 shares outstanding at June 30, 2011 and
6,243,699 shares issued and 6,230,696 shares outstanding at December 31, 2010	7	6
Additional paid-in capital	74,087	73,336
Accumulated deficit	(74,821)	(59,167)
Treasury stock, at cost, 13,003 shares at June 30, 2011 and December 31, 2010	(4,469)	(4,469)
Total stockholders’ (deficit) equity	(5,196)	9,706

Total liabilities and stockholders' (deficit) equity	$8,851	$31,948

ZOO ENTERTAINMENT, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenue	$3,651	$9,798	$7,432	$26,460

Cost of goods sold	6,100	7,907	10,791	20,837
Gross (loss) profit	(2,449)	1,891	(3,359)	5,623

Operating expense:

General and administrative	2,739	1,190	4,938	2,795
Selling and marketing	715	1,220	1,760	2,336
Research and development	1,802	–	2,263	–
Impairment of intangible assets	1,749	–	1,749	–
Depreciation and amortization	453	495	906	999

Total operating expenses	7,458	2,905	11,616	6,130

Loss from operations	(9,907)	(1,014)	(14,975)	(507)

Interest expense, net	(181)	(512)	(679)	(989)

Loss before income taxes	(10,088)	(1,526)	(15,654)	(1,496)

Income tax benefit	–	561	–	552

Net loss	$(10,088)	$(965)	$(15,654)	$(944)

Loss per common share – basic and diluted:

Net loss per common share – basic and diluted	$(1.54)	$(0.22)	$(2.47)	$(0.34)

Weighted average common shares outstanding –
basic and diluted	6,571,783	4,431,346	6,334,523	2,765,146

Zoo Entertainment, Inc. and Subsidiaries
Unaudited Reconciliations of GAAP to Non-GAAP Measures
For the Three and Six Months Ended June 30, 2011 and 2010
(In thousands)

Reconciliation of Net Loss (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net loss	$(10,088)	$(965)	$(15,654)	$(944)
Interest expense, net	181	512	679	989
Income tax benefit	-	(561)	-	(552)
Depreciation and amortization	453	495	906	999

EBITDA	(9,454)	(519)	(14,069)	492

Stock-based compensation	647	117	752	362
Impairment of intangible assets	1,749	-	1,749	-

Adjusted EBITDA	$(7,058)	$(402)	$(11,568)	$854